EXHIBIT 5.5

[LETTERHEAD OF HELLER EHRMAN LLP]

March 8, 2007

Angiotech Pharmaceuticals (US), Inc.

101 W. North Bend Way, Suite 201

North Bend, Washington 98045

Re:	Angiotech Pharmaceuticals, Inc. – Registration Statement on Forms F-10, F-4 and S-4 Senior Floating Rate Notes due 2013 and Guarantee

Ladies and Gentlemen:

We have been retained by Angiotech Pharmaceuticals (US), Inc., a Washington corporation (the “Company”), solely for the purpose of rendering this opinion in connection with the registration, as contemplated in a Registration Statement on Forms F-10, F-4 and S-4 (the “Registration Statement”) proposed to be filed with the Securities and Exchange Commission on or about the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), of (a) $325,000,000 principal amount of Senior Floating Rate Notes due 2013 (the “Notes”) of Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of Canada (the “Parent Company”), to be issued in exchange for the Parent Company’s outstanding Senior Floating Rate Notes due 2013, pursuant to an Indenture, dated as of December 11, 2006 (the “Indenture”), among the Parent Company, the subsidiaries of the Parent Company party thereto (including the Company and collectively, the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and (b) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes. We have not represented the Company or any of its affiliates (including the Parent Company) in connection with the negotiation of the transactions that are the subject of this opinion, or the preparation of the Registration Statement, the Notes, the Indenture or the Guarantees.

I.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

(a)	the Registration Statement;

(b)	the form of the Guarantees to be executed by the Company;

(c)	the Articles of Incorporation, as amended, of the Company certified by the Washington Secretary of State as of March 7, 2007, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

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Angiotech Pharmaceuticals (US), Inc.
March 8, 2007

(d)	the Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(e)	a Certificate of Existence/Authorization relating to the Company and issued by the Washington Secretary of State, dated March 7, 2007; and

(f)	records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Company’s board of directors relating to the transactions contemplated by the Registration Statement.

Our opinions expressed in Paragraph 1 of Part IV as to the due incorporation and the valid existence of the Company under the laws of the State of Washington is based solely upon the Certificate enumerated in item (e) above. We have made no additional investigation after the date of such Certificate.

Notwithstanding any provisions of the Guarantees to be executed by the Company or any other agreements or instruments examined for purposes of this opinion to the effect that such agreement or instrument reflects the entire understanding of the parties with respect to the matters described therein, the courts of the States of Washington may consider extrinsic evidence of the circumstances surrounding the entering into of such agreement to ascertain the intent of the parties in using the language employed in such agreement, regardless of whether or not the meaning of the language used in such agreement is plain and unambiguous on its face, and may determine that additional or supplementary terms can be incorporated into such agreement. We have not considered parol evidence in connection with the opinion set forth below.

To the extent that agreements or instruments examined for purposes of this opinion are governed by the laws of any jurisdiction other than the State of Washington, our opinion relating to those agreements or instruments is based solely on the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements or instruments.

II.

We have also assumed the following:

A.	The applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or blue sky laws of various states shall have been complied with.

B.	Each of the Notes and the Guarantees will be duly executed, authenticated and delivered prior to its issuance as set forth in the Registration Statement and in accordance with the proceedings and actions of the Company’s board of directors relating to the transactions contemplated by the Registration Statement.

Angiotech Pharmaceuticals (US), Inc.
March 8, 2007

C.	There are no facts or circumstances specifically relating to any parties other than the Company (the “Other Parties”) that might prevent the Other Parties from enforcing any of the rights to which our opinion relates.

D.	The loans made pursuant to the Notes and the Guarantees are for agricultural, commercial, investment or business purposes, and are not primarily for personal, family or household purposes within the meaning of Revised Code of Washington Section 19.52.080.

III.

We express no opinion as to:

(a)	The applicable choice of law rules that may affect the interpretation or enforcement of any of the Notes or the Guarantees.

(b)	Any securities, tax, anti-trust, land use, safety, environmental, hazardous materials, insurance company or banking laws, rules or regulations, or any laws, rules or regulations applicable to any of the Other Parties by virtue of their status as regulated entities, or whether governmental consents, approvals, authorizations, registrations, declarations or filings required in connection with the issuance and sale of the Notes or the Guarantees will be applied for, received or made.

(c)	The effect on the obligations of the Company, and the Other Parties’ rights, under the Notes and the Guarantees of laws relating to fraudulent transfers and fraudulent obligations set forth in Sections 544 and 548 of the federal Bankruptcy Code or applicable state law.

(d)	The enforceability of any waiver of immunities or liquidated damages provisions contained in the Notes or the Guarantees.

This opinion is limited to the laws of the State of Washington. We note that the Notes, by their express terms, purport to be governed by the laws of the State of New York. For purposes of this opinion, we have assumed that the law applicable to the Notes and the Guarantees is identical in all respects to the internal laws of the State of Washington (including judicial interpretations relating thereto but without reference to conflict of laws statutes or principles). We disclaim any opinion as to the laws of any other jurisdiction, including the laws of the State of New York. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

Angiotech Pharmaceuticals (US), Inc.
March 8, 2007

IV.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Washington.

2.	The Company has all requisite corporate power and corporate authority to enter into and to perform the Guarantees to be executed by the Company.

3.	The Guarantees to be executed by the Company have been duly authorized by all necessary corporate action on the part of the Company.

4.	When the Registration Statement has become effective under the Securities Act, and the terms of the Notes and the Guarantees have been duly established in conformity with the Indenture, and the Notes and the Guarantees have been duly executed, delivered and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Guarantees to be executed by the Company will be legally issued and will be binding obligations of the Company, subject (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

V.

We further advise you that:

A.	As noted, the enforceability of the Guarantees to be executed by the Company is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. As applied to the Guarantees to be executed by the Company, these principles will require the Other Parties to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Guarantees and will preclude the Other Parties from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B.

The enforceability of the Guarantees to be executed by the Company is subject to the effects of (i) Section 1-102 of the Uniform Commercial Code (the “UCC”), which provides that obligations of good faith, diligence, reasonableness and care prescribed by the UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) Section 1-203 of

Angiotech Pharmaceuticals (US), Inc.
March 8, 2007

the UCC, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

C.	The effectiveness of indemnities, rights of contribution, exculpatory provisions, waivers of jury trials and waivers of the benefits of statutory provisions may be limited on public policy grounds.

D.	Provisions of any agreement requiring a party to pay another party’s attorneys’ fees and costs in actions to enforce the provisions of such agreement may be construed to entitle the prevailing party in any action, whether or not that party is the specified party, to be awarded its reasonable attorneys’ fees, costs and necessary disbursements.

E.	Provisions of any agreement requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

F.	The enforceability of the Guarantees to be executed by the Company may be subject to Washington case law to the effect that a guarantor may be exonerated if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to accord the guarantor the protections afforded a debtor under Uniform Commercial Code or otherwise takes any action that materially prejudices the guarantor unless, in any such case, the guarantor validly waives such rights or the consequences of any such action. See, e.g., Warren v. Washington Trust Bank, 92 Wash. 2d 381, 598 P.2d 701 (1979); Franco v. Peoples Nat’l Bank of Washington, 39 Wash. App. 381; 693 P.2d 200 (1984); MGIC Financial Corp. v. H.A. Briggs Co., 24 Wash. App. 1, 600 P.2d 573 (1979). While express and specific waivers of a guarantor’s right to be exonerated, such as those contained in the Guarantees, are generally enforceable under Washington law, we express no opinion as to whether the Guarantees contains an express and specific waiver of each exoneration defense a guarantor might assert or as to whether each of the waivers contained in the Guarantees is fully enforceable.

VI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Angiotech Pharmaceuticals (US), Inc.
March 8, 2007

VII.

The foregoing opinion is being delivered solely to you in connection with the filing of the Registration Statement and is solely for your benefit. This opinion may not be relied on by you for any other purpose or by any other person for any purpose without our written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

/s/ Heller Ehrman LLP